Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 4, 2005, by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of December 27, 2002, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.                                       The definition of “Debt Service Coverage Ratio” as set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

““Debt Service Coverage Ratio” means the ratio of (i) EBITDA less distributions, to (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense.”

2.                                       Clause (ix) of the definition of “Eligible Inventory” as set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

“(ix) All Inventory at any location other than the premises owned by the Borrower in Bemidji, MN unless consented to by the Lender in writing and subject to the additional conditions that (a) such other location must not be outside of the United States, (b) the Lender shall have conducted a collateral audit on the Inventory at such locations, (c) if the premises is leased by the Borrower, Lender shall have received a landlord’s or warehouseman’s waiver in form and substance acceptable to the Lender, and (d) such additional limitations as the Lender’s collateral auditors shall recommend including without limitations modifications to the Lender’s advance rates with respect to such Inventory; and...”

3.                                       The definition of “Maturity Date” as set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

““Maturity Date” means January 31, 2007 for the Revolving Note and February 5, 2007 for the Equipment Term Note and the Real Estate Term Note.”

4.                                       Section 2.12(e) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

(e)                                  Unused Line Fee. For the purposes of this Section 2.12(e), “Unused Amount” means the Maximum Line reduced by the sum of (1) outstanding Revolving Advances and (2) the L/C Amount. The Borrower agrees to pay to the Lender an unused line fee at the rate of 0.25% per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

5.                                       The following Subsection 6.1 (r) shall be added to the Credit Agreement:

(d)                                 Projections. No later than 30 days after the last day of each fiscal year, the Borrower will deliver to the Lender the projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

6.                                       Section 6.2 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

Section 6.2 Financial Covenants.

(a)                                  Minimum Debt Service Coverage Ratio. The Borrower will maintain, during each period described below, its Debt Service Coverage Ratio, determined on a consolidated basis as at the end of each fiscal quarter on a rolling four quarter basis, at not less than the ratio set forth opposite such period:

Quarter Ended	Minimum Debt Service Coverage Ratio

Each fiscal quarter	1.50 to 1.00

(b)                                 Minimum Tangible Net Worth. The Borrower will on a consolidated basis maintain its Tangible Net Worth at and as of each fiscal quarter end at an amount not less than $14,000,000.

(c)                                  Maximum Debt to Tangible Net Worth Ratio. The Borrower will on a consolidated basis maintain its Debt to Tangible Net Worth ratio, determined as at the end of each quarter, at not more than 1.50 to 1.00.

(d)                                 Minimum Net Income. The Borrower will achieve Net Income determined on a consolidated basis as at the end of each fiscal quarter on a rolling four quarter basis of not less than the greater of (i) $0 or (ii) the sum of the Borrower’s principal payments on all indebtedness for borrowed money (including capital lease obligations), less depreciation and amortization on the same rolling four quarter basis.

(e)                                  Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than $2,000,000 in the aggregate during any fiscal year without the lenders written approval for capital items, including without limitation for new building and building expansion projects, new business acquisition and or major unplanned equipment projects..

(f)                                    Working Capital. The Borrower will maintain, during each period described below, determined as at the end of each fiscal quarter, Working Capital of not less than $8,000,000.

The borrower further agrees that the Compliance Certificate attached to the Credit Agreement as Exhibit B is amended in its entirety and replaced by the Compliance Certificate attached as Exhibit B hereto.

7.                                       Section 6.7 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

Section 6.7                                      Dividends and Distributions. Except as set forth in this Section 6.7, the Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly. So long as no Default or Event of Default has occurred nor is likely to occur as a result of such payment, the Borrower may annually during each fiscal year declare and pay cash dividends to the Borrower’s shareholders in an aggregate amount not to exceed 25% of the Borrowers fiscal year ending Net Income.

8.                                       Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9.                                       Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
NORTECH SYSTEMS INCORPORATED		NATIONAL ASSOCIATION

By:		By:
Name:	Rich Wasielewski	Craig T. Hansen
Its	Chief Financial Officer	Its Vice President

Signature page to Fifth Amendment dated as of February       , 2005